Exhibit 10.1

2025 Long-Term Stock Incentive Plan

The Board of Directors of the Company has adopted the Farmers & Merchants Bancorp, Inc. 2025 Long-Term Stock Incentive Plan (the “Plan”) upon the recommendation of the Company’s Compensation Committee and recommends that shareholders approve the Plan at the Annual Meeting. The Plan is intended to replace the Company’s 2015 Long-Term Stock Incentive Plan (the “2015 Plan”), which will expire by its terms on April 16, 2025, ten years after adoption of the 2015 Plan by the Company’s shareholders. In connection with the proposed adoption of the Plan the Board of Directors has, subject to approval of the new plan, committed to reduce the total number of shares authorized under the new Plan by the number of shares granted under the 2015 Plan after December 31, 2024 and prior to the adoption of the new Plan by the shareholders of the Company. No further awards will be made under the 2015 Plan following the adoption of the new Plan.

The Board believes the Plan is an integral part of its compensation programs and strategies. It believes the Plan provides the Company and the Bank the flexibility to implement competitive compensation programs and will be an effective tool for recruiting, motivating, and retaining the quality of employees and directors key to the achievement of the success of the Bank and the Company.

The Plan permits the grant of incentive awards in the form of options, stock appreciation rights, restricted share and share unit awards, and performance share awards. Under the terms of the Plan a portion of a participant’s compensation otherwise payable in cash may be paid in common shares of the Company. A summary of the principal provisions of the Plan appears below. The summary is qualified in its entirety by reference to the complete text of the Plan that is attached to this proxy statement as Exhibit A.

The Board believes that approval of the Plan will substantially further the interest of shareholders and that the Plan, like the 2015 Plan, contains a number of provisions that are consistent with sound corporate governance practices, including:

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Prohibition on stock option repricing. The Plan prohibits the cancellation of any outstanding option for the purpose of reissuing an option at a lower option price.
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No discount stock options. The Plan prohibits the grant of an option with an exercise price less than the fair market value of a share of common stock of the Company (“Common Share”) on the date of grant.
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Administration. The Plan provides that it will be administered by a committee comprised of nonemployee directors who meet the definitions of the terms "independent director" set forth in The Nasdaq Stock Market rules, and "non-employee director" set forth in Rule 16b-3, or any successor definitions adopted by The Nasdaq Stock Market and Securities and Exchange Commission.
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No option reloads. The Plan does not permit option reloads, that is, the automatic grant of a replacement option upon the exercise of an option.
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No Annual “Evergreen” Provision. The Plan provides for a specific number of shares 2,000,000 available for awards.

SUMMARY OF THE PLAN

Administration: The Plan provides that it will be administered by a committee of the Board of Directors that is comprised of at least three non-employee Directors. The committee must be comprised of “Outside Directors” within the definitions of the terms “independent director” set forth in The Nasdaq Stock Market rules, and “non-employee director” set forth in Rule 16b-3, or any successor definitions adopted by The Nasdaq Stock Market and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws and regulations. The Board’s Compensation Committee (the “Committee”), which meets all the foregoing criteria, has been appointed to administer the Plan.

The Committee selects participants from among eligible persons and, subject to the terms of the Plan, determines the type, size and time of grant of stock incentive awards, determines the terms and conditions of awards and makes all other determinations necessary or advisable for the administration of the Plan. Each award under the Plan will be evidenced by a written award agreement approved by the Committee (the “Award Agreement”).

Eligibility: The Committee may make awards to any person who is an officer, director or key employee of the Company or a subsidiary.

Shares Available for Awards: No more than 2,000,000 shares of the Company’s common stock may be issued under the Plan. The shares that may be issued may be authorized but unissued shares or treasury shares. If there is a stock split, stock dividend or other relevant change affecting the common shares, the Committee will make appropriate adjustments in the maximum number of shares issuable under the Plan and subject to outstanding incentive awards. Shares that were subject to an incentive award under the Plan but were not issued for any reason and are no longer subject to award or were issued and reacquired by the Company because of a participant’s failure to comply with the terms of an award are again available for award under the Plan.

Types of Awards and Annual Award Limits: Share incentives that may be issued under the Plan consist of options, shares appreciation rights, restricted share and share unit awards, and performance share awards. In addition, under the terms of the Plan, a portion of a participant’s compensation otherwise payable in cash may be paid in common shares of the Company.

Options. A stock option provides for the purchase of shares in the future at an exercise price per share that may not be less than 100% of the fair market value of a share on the date the option is granted. Stock options may be either nonqualified options or incentive stock options, which meet the requirements of Section 422 of the Code. The term of an option may not exceed ten years. Subject to the provisions of the Plan and approval of the Committee, and in the case of incentive stock options the limitations imposed by the applicable provisions of the Code, the exercise price may be paid (i) in cash, (ii) shares of Company common stock, (iii) any combination of cash and shares of Company common stock, and (iv) by any other method permitted by law and affirmatively approved by the Committee which assures full and immediate payment or satisfaction of the exercise price, which may include broker-assisted cashless exercise.

Stock Appreciation Rights. Awards may be made of stock appreciation rights (“SAR”) which may include awards that are settled solely in shares of the Company known as “stock only stock appreciation rights” (“SOSARs”). A SAR provides the right to receive a payment (or in the case of SOSARs, shares of the Company’s common stock), at a future date with a value equal to the excess of the value of the common stock at that date over the exercise price of the SAR established at the time of the award. The exercise price of a SAR will never be less than the fair market value of the shares on the date of the award. Upon exercise, the holder of a SAR is entitled to receive shares or other property as set forth in the award.

Restricted Share and Share Unit Awards. A restricted share or share unit award is an award of shares (or in the case of share units convertible into shares) that may not be sold, pledged, or otherwise transferred until the restrictions established by the Committee at the time of grant are satisfied. The award agreement sets forth the restrictions applicable to an individual award and may include time vesting restrictions, noncompetition restrictions, and performance restrictions.

Performance Share Awards. The Committee may grant performance share awards under which payment is made, in the Committee’s discretion, in shares upon the attainment of specified performance objectives selected by the Committee. At the time of grant of a Performance Share Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of shares that will be distributed to the participant. The Committee may use such performance objectives as it determines to be appropriate, including one or more of the following: earnings per share, total revenue, net interest income, non-interest income, net income, net income before tax, non-interest expense, efficiency ratio, return on equity, return on assets, economic profit added, loans, deposits, tangible equity, assets, net charge-offs, new market growth, product line developments, and nonperforming assets. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. Performance measurement may be described in terms of objectives that are related to the performance by the Company, by any subsidiary, or by any employee or group of employees in connection with services performed by that employee or those employees for the Company, a subsidiary, or one or more subunits of the Company or of any subsidiary. The performance objectives may be made relative to the performance of other companies. The performance objectives and periods need not be the same for each participant or for each Award. The Committee may modify, amend, or otherwise adjust the performance objectives specified for outstanding Performance Share Awards if it determines that an adjustment would be consistent with the objectives of this Plan and taking into account the interests of the participants and the public shareholders of the Company. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or stock.

Stock Awards. The Committee may grant eligible persons awards of shares of the Company’s common stock for services in lieu of bonus or other cash compensation, or for any other valid purpose determined by the Committee. Stock awards are free of any restrictions on transfer and upon issuance of the shares, the holder has all the rights of a shareholder.

INCORPORATION OF THE COMPANY’S

EXECUTIVE COMPENSATION CLAWBACK POLICY

The Plan incorporates the Farmers & Merchants Bancorp, Inc. Executive Compensation Clawback Policy (the “Clawback Policy”) and applies the provisions of that Clawback Policy to all awards under the Plan. The Clawback Policy applies to all persons who are officers for purposes of Section 16a-1 of the Exchange Act, which includes all named executive officers of the Company. Under the Clawback Policy if the Company is required to prepare restated financial statements due to material non-compliance with any financial reporting requirement, then the Board of Directors, or the Compensation Committee of the Board, will in appropriate cases require the officer who has received an award that constitutes “Incentive Compensation” under the Clawback Policy with respect to the affected fiscal year or years, to reimburse the Company or forfeit the awards granted with respect to those fiscal years (vested or unvested). Incentive Compensation under the Clawback Policy includes any award under the Plan that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the principal United States Federal income tax consequences of awards under the Plan and is based on Federal income tax laws currently in effect.

Limitation on Corporate Deductions for Certain Executives’ Compensation: Under Section 162(m) of the Code, the Company may not deduct compensation of more than $1,000,000 that is paid to an individual who is either the Company’s principal executive officer (PEO) or principal financial officer (PFO) at any time during the taxable year, or is among one of the three most highly-compensated officers, excluding the PEO and PFO, for that taxable year as reported in the Company’s proxy statement (“Section 162(m) Persons”). As a result of the Tax Cuts and Jobs Act enacted by Congress in late 2017, there is no longer an exemption for stock options or other “performance-based compensation” of Section 162(m) Persons under Section 162(m) of the Code. Under the Plan, the Committee is still authorized to grant awards that become vested or payable only if the Company satisfies specified performance objectives, even if these awards will not qualify for an exemption from Section 162(m) of the Code.

Stock Options: There are no Federal income tax consequences either to the optionee or the Company upon the grant of an incentive stock option or a nonqualified option. If shares are purchased under an incentive stock option (i.e., an incentive option is exercised) during employment or within three months thereafter, the optionee will not recognize any income and the Company will not be entitled to a deduction in respect of the option exercise. However, the excess of the fair market value of the shares on the date of such exercise over the purchase price of the shares under the option will be includible in the optionee’s alternative minimum taxable income. Generally, if the optionee disposes of shares purchased under an incentive stock option within two years of the date of grant or one year of the date of exercise of the incentive stock option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the shares on the date of exercise (or, if less, the amount realized by the optionee on the disposition of the shares) over the purchase price of such shares. Any gain after the date on which the optionee purchased the shares will be treated as capital gain to the optionee and will not be deductible by the Company. If the shares are disposed of after the two-year and one-year periods mentioned above, the Company will not be entitled to any deduction, and the entire gain or loss realized by the optionee will be treated as capital gain or loss. When shares are purchased under a nonqualified option, the excess of the fair market value of the shares on the date of purchase over the purchase price of such shares under the option will generally be taxable to the optionee as ordinary income and deductible by the Company. The disposition of shares purchased under a nonqualified option will generally result in a capital gain or loss for the optionee but will have no tax consequences for the Company.

Other Awards: An employee who receives cash or shares of Company stock pursuant to an award other than an option will generally recognize ordinary income equal to the sum of the cash and the fair market value of the shares received when vested and no longer subject to a substantial risk of forfeiture and the Company will generally be entitled to a corresponding deduction from its income. A participant who receives an award of Company shares that is not yet vested may make a special election, in accordance with Section 83(b) of the Internal Revenue Code and applicable Treasury regulations, to be taxed (at ordinary income rates) on the fair market value of the shares at that time (with fair market value determined for this purpose without regard to any restrictions other than restrictions, if any, which by their terms will never lapse), in which case the Company would be entitled to a deduction at the same time equal to the amount of income realized by the employee but would not be entitled to deduct any dividends thereafter paid on the shares. Absent such an election, an employee who has been awarded such restricted stock will not recognize taxable income until the shares become transferable or cease to be subject to a substantial risk of forfeiture, at which time the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction equal to the excess of the fair market value of the shares at that time over the amount (if any) paid by the recipient for the shares. Dividends paid to the recipient on the restricted shares prior to that time will be ordinary compensation income to the recipient and deductible by the Company.

OTHER PROVISIONS

Vesting: All awards are subject to such time and performance vesting conditions as the Committee may determine and are set forth in the Award Agreement. Unless otherwise set forth in the Award Agreement all Awards immediately vest upon (i) death, (ii) disability and (iii) following a Change in Control.

Change in Control: The Plan defines a "Change of Control" to mean and shall be deemed to have occurred on (i) the date upon which a Schedule 13D would be required to be filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 35% or more of the outstanding voting shares; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date one year prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company's shareholders, by the affirmative vote of a majority of the directors then still in office who were directors at the beginning of such one year period) no longer constitute a majority of the Board; (iii) the effective date of the closing of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of the surviving entity) at least 50% of the total voting power represented by the voting shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the effective date of a sale or; disposition by the Company of all or substantially all the Company’s assets; However, no transaction or series of transactions constitutes a Change of Control unless it complies it constitutes a permitted change as defined by Section 409(a)(2)(A)(v) of the Code, Treasury Regulation 1.409A-3(i)(5) and any subsequent Treasury Regulations issued thereunder.

IRC 409A Compliance: Unless an Award Agreement approved by the Committee provides otherwise, each Award granted under the Plan is intended to meet the requirements for one or more exemptions from the restrictive requirements imposed on deferred compensation under Code Section 409A.

Plan Amendments: The Committee may amend, alter, or discontinue the Plan at any time, provided that no amendment, alteration, or discontinuance may be made that materially and adversely affects the rights of a participant under any award granted prior to the date such action is adopted by the Committee without the participant’s written consent. In addition no amendment may be made without shareholder approval, if shareholder approval is required under applicable laws, regulations or exchange requirements (including Section 422 of the Code with respect to ISOs under Section 422 of the Code), unless the required to: (i) comply with any law; (ii) preserve any intended favorable tax effects for the Company, the Plan or participants; or (iii) avoid any unintended unfavorable tax effects for the Company, the Plan or participants. Notwithstanding the forgoing, the Committee may unilaterally amend any Award, whether or not such amendment results in a reduction in the benefits of any Award, and whether or not such Award is vested, if in the sole opinion of the Committee such amendment is necessary or desirable to make such Award exempt from Code Section 409A, or if applicable, to comply with any provision of Code Section 409A.

Term of the Plan: Unless earlier terminated by the Board, the Plan would terminate on the day immediately preceding the tenth anniversary date of its approval by shareholders of the Company. Termination of the Plan does not affect any outstanding awards granted prior to the termination of the Plan.

Forfeiture upon Termination for Cause: Subject to the provisions of the Award Agreement to which such award relates, upon the termination of employment of an employee for cause (as defined in the Plan) the employee forfeits all benefits associated with any award including all unexercised Options whether or not previously vested, all unexercised SARs whether or not previously vested and all Restricted Shares, Restricted Share Units and Performance Shares for which the delivery of Shares has not yet occurred.